UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2023

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	0-14939	63-0851141
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

(Address of principal executive offices, including zip code)

(479) 464-9944

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRMT	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 10, 2023, the board of directors of America’s Car-Mart, Inc (the “Company”) adopted the America’s Car-Mart, Inc. Short-Term Incentive Plan (the “Plan”), which establishes a new annual cash bonus plan for the Company’s executive officers. Under the terms of the Plan, annual cash bonus awards for the Company’s executive officers will be based on certain performance goals and eligible payouts to be established annually by the compensation committee of the Company’s board of directors (the “Committee”) in accordance with the Plan. The Committee will select the applicable performance metrics and the weighting of each metric for the short-term incentive payments. The selected performance metrics may include, but are not limited, one or more specified performance criteria set forth in the plan, and the Committee may vary the performance metrics, goals, weighting, any discretionary component, and target bonus amounts from participant to participant and from year to year. Bonus payments under the Plan may range from 0% to 200% of the executive’s target bonus amount, depending upon whether, or the extent to which, the applicable performance goals have been achieved, as determined by the Committee. The Committee may adjust the amount payable pursuant to any bonus award upon attainment of the performance goals, provided that the aggregate amount paid under the Plan to any participant in any plan year may not exceed $4.0 million.

Any annual cash bonus amounts earned under the Plan will be paid as soon as practicable after the end of the fiscal year for which they are earned following the Committee’s certification of the achievement of the applicable performance goals or other applicable conditions, but in no event later than the July 15th immediately following the last day of such fiscal year. In the event of an executive officer’s death or disability during the performance year, the bonus amount earned would be prorated for the portion of the year in which the executive was employed before his or her termination due to death or disability. In the event the executive officer’s employment is terminated for any other reason, any bonus amount that would have been earned under the Plan would be forfeited, unless the Committee determines, in its discretion, to prorate the amount earned for the portion of the year before the executive’s termination. The Plan also permits the compensation committee, in its discretion, to accelerate or make other adjustments or modifications to outstanding bonus awards under the Plan in the event of a change in control of the Company.

The foregoing description of the terms and conditions of the Plan does not purport to be complete and is qualified in its entirety by the full text of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

In addition, on July 10, 2023, based on the Committee’s recommendation pursuant to the Plan, the board of directors of the Company also approved, a new short-term incentive payment structure for the Company’s named executive officers for fiscal year 2024. The annual cash bonuses to our named executive officers for fiscal year 2024, if any, will be paid based on the Company’s achievement of pre-established performance targets with respect to return on average equity (“ROE”), the change in selling, general and administrative (“SG&A”) expense per average active customer, and the percentage of dealerships with a positive economic value added (“EVA”) performance for fiscal year 2024, as well as a discretionary individual performance component. For the SG&A per customer and EVA by dealership measures, the numbers of active customers and dealerships will exclude dealerships acquired or newly opened during the past 12 months and customers attributable to such dealerships, as applicable. Each performance measure will account for 30% of the total eligible bonus, with the discretionary individual performance component comprising 10% of the total eligible bonus amount.

The target annual bonus payments for fiscal year 2024 are based on a percentage of each named executive officer’s annual base salary at 100% of annual base salary for the Company’s Chief Executive Officer, Jeffrey A Williams, and President Douglas Campbell, and 75% of annual base salary for the Company’s Chief Financial Officer, Vickie Judy. If the threshold level of performance is achieved for each performance metric, the payout will range from 80% to 120% of the eligible bonus amount for that metric, with actual payments to be determined on a straight-line basis between the threshold and maximum amounts based on the Company’s actual performance achieved.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	America’s Car-Mart, Inc. Short-Term Incentive Plan, effective April 1, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America’s Car-Mart, Inc.

Date: July 14, 2023	/s/ Vickie D. Judy
Vickie D. Judy
Chief Financial Officer
(Principal Financial Officer)